Exhibit 21

CONSOL Energy Inc.

Subsidiaries

Buchanan Generation, LLC	Virginia
Cardinal States Gathering Company	Virginia General Partnership
Cargo Dockers Ltd.	Ontario
Central Ohio Coal Company	Ohio
Church Street Holdings, Inc.	Delaware
CNX Funding Corporation	Delaware
CNX Gas Company LLC	Virginia
CNX Land Resources Inc.	Delaware
CNX Marine Terminals Inc. (formerly Consolidation Coal Sales Company)	Delaware
Coalfield Pipeline Company	Tennessee
Conrhein Coal Company	Pennsylvania General Partnership
CONSOL Docks Inc.	Delaware
CONSOL Energy Canada Ltd.	New Brunswick, Canada
CONSOL Energy Inc.	Delaware
CONSOL Energy Finance Pty Limited	Registered New South Wales, Australia
CONSOL Energy Investments Pty Limited	Registered New South Wales, Australia
CONSOL Financial Inc.	Delaware
CONSOL Foreign Sales Corporation	Barbados
CONSOL Godefroid Europe S.A.	Belgium
Consolidation Coal Company	Delaware
CONSOL of Canada Inc.	Delaware
CONSOL of Kentucky Inc.	Delaware
Consol Pennsylvania Coal Company	Delaware
CONSOL Sales Company	Delaware
Cordin Ltd.	Ottawa
Eighty-Four Mining Company	Pennsylvania
Fairmont Supply Company	Delaware
Greene Energy LLC	Registered in Brisbane, Queensland, Australia
Helvetia Coal Company	Pennsylvania
Island Creek Coal Company	Delaware
IC Coal, Inc.	Delaware
Jeffco Coal Company	Pennsylvania
Keystone Coal Mining Corporation	Pennsylvania
Knox Energy, LLC.	Tennessee
Laurel Run Mining Company	Virginia
Leatherwood, Inc.	Pennsylvania
McElroy Coal Company	Delaware
Mon-View LLC	West Virginia
MTB Inc.	Delaware
New Century Holdings, Inc.	Delaware
Quarto Mining Company	Ohio

Reserve Coal Properties Company	Delaware
Rochester & Pittsburgh Coal Company	Pennsylvania
Rochester & Pittsburgh Coal Co. (Canada) Limited	Ottawa
Southern Ohio Coal Company	West Virginia
Supply Chain Management LLC	Delaware
The White Star Coal Co., Inc.	New York
Twin Rivers Towing Company	Delaware
United Eastern Coal Sales Corporation	Pennsylvania
Windsor Coal Company	West Virginia
Wolfpen Knob Development Company	Virginia